Exhibit 99.1

CSP Inc. MOMENTUM CONTINUES DURING FISCAL SECOND QUARTER WITH 11% REVENUE GROWTH AND DILUTED EARNINGS PER COMMON SHARE OF $0.07 COMPARED TO $0.03 IN THE PRIOR FISCAL YEAR SECOND QUARTER, QUARTERLY DIVIDEND OF $0.04 PER SHARE DECLARED

Backlog Exceeds $22 Million as Demand for Award-Winning Products and Services Remain High

Recurring Revenue Increased 25% from Prior Year Second Quarter

LOWELL, Mass., May 10, 2023 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today reported fiscal 2023 second quarter revenue grew 11% while diluted earnings per common share increased to $0.07 compared to $0.03 in the prior year second quarter. The company also announced that its Board of Directors has declared a 33% increase in the quarterly dividend, from $0.03 per share to $0.04 per share payable June 13, 2023 to shareholders of record on the close of business on May 25, 2023.

Fiscal Second Quarter Operating Highlights and Recent Achievements

●	Recurring revenue increased 25% compared to the year-ago fiscal second quarter
●	Technology Solutions and High-Performance Products businesses generated 9% and 29% revenue growth for the fiscal second quarter compared to the prior year second quarter
●	Diluted earnings per share of $0.07 increased by $0.04 compared to the prior year second quarter
●	Increased sales of higher margin products and services led to gross margin of 37.6% for the quarter, a 2.5% increase over the prior year second quarter
●	Backlog, without any of the backlog being recorded as net revenue, as of March 31, 2023 was $22.0 million

“Our fiscal second quarter results were slightly ahead of our internal plan and we are optimistic that we will achieve profitable results for second half of the year with our backlog and continued success with our customers and prospects,” commented Victor Dellovo, Chief Executive Officer. “Our Technology Solutions and High-Performance Products businesses each grew significantly over the year-ago period. We continue to build a pipeline of multi-million-dollar order opportunities. The exact timing of these orders is often fluid and reinforces our strategy to build recurring services revenue. During the quarter, our recurring revenue grew to approximately 16% of total revenue. At the same time, we continue to invest significant resources in new product development addressing cyber-security threats and customer needs. ARIA, which is the latest example of our R&D efforts, has fourteen customers, each of which generates reliable monthly revenue.”

Fiscal Year 2023 Second Quarter Results

Revenue for the fiscal 2023 second quarter was $13.3 million, an 11% increase, compared to $12.0 million in the year-ago fiscal second quarter as the Company continued to successfully manage the business and deliver growth during the current economic environment and disruption due to continued supply chain issues with some system component providers. Gross profit for the fiscal second quarter was $5.0 million, or 37.6% of sales, compared with $4.2 million, or 35.1% of sales in the year-ago fiscal second quarter. The Company’s focus on higher margin products and services enabled gross margin expansion of 2.5% compared to the 2022 fiscal second quarter. The Company reported net income of $0.3 million in the fiscal 2023 second quarter and diluted earnings per common share of $0.07 compared to net income of $0.2 million and diluted earnings per common share of $0.03 for the fiscal second quarter of fiscal 2022.

The Company had cash and cash equivalents of $13.3 million as of March 31, 2023, compared with cash and cash equivalents of $24.0 million as of September 30, 2022. The lower amount is primarily due to timing of paying a significant amount of accounts payable prior to quarter-end including a previously referenced large financing customer sale recognized in the fourth quarter of fiscal year 2022 but the cost was paid in the first quarter of fiscal year 2023, combined with moving $3.5 million into short-term held-to-maturity investments.

Exhibit 99.1

Fiscal Year 2023 Six Month Results

Revenue for the six months ended March 31, 2023 was $31.6 million, a 30% increase, compared with  revenue of $24.4 million in same prior year period. Gross profit for the fiscal six months ended March 31, 2023 was $10.8 million, or 34% of sales, compared with $7.8 million, or 32% of sales, reflecting a more favorable product mix. The Company reported net income of $1.3 million and diluted earnings per common share of $0.27 in the fiscal six months ended March 31, 2023 compared with a net loss of $(0.2) million and diluted loss per common share of $(0.05) for the six months ended March 31, 2022.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today, May 10, 2023, to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event link is https://www.webcaster4.com/Webcast/Page/2912/48374. Individuals may also listen to the call via telephone, by dialing 888-506-0062 or 973-528-0011 and use the Participant Access Code: 661658 when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to, in addition, our backlog of $22.1 million, we are optimistic that we can achieve profitable results for second half of the year with our backlog and continued success with our customers and prospects,,  As such, we believe we have a substantial opportunity ahead of us as our fiscal year unfolds, we continue to weather the supply chain issues have affected the timing of our sales and there is no short solution to this world-wide problem as disclosed daily in the world media and with a solid balance sheet we believe we have the resources to manage the business and are positioned to execute our operating strategies when our target customers are able to introduce new solutions into their operations.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2023	September 30, 2022

Assets
Current assets:
Cash and cash equivalents	$13,312	$23,982
Investments - held-to-maturity	3,533	—
Accounts receivable, net	22,128	22,993
Inventories	6,342	4,372
Other current assets	5,582	8,110
Total current assets	50,897	59,457
Property, equipment and improvements, net	657	647
Operating lease right-of-use assets	862	1,160
Long-term receivable	6,705	7,412
Other assets	6,903	6,386
Total assets	$66,024	$75,062

Liabilities and Shareholders’ Equity
Current liabilities	$19,517	$30,182
Pension and retirement plans	1,253	1,337
Operating lease liabilities	438	623
Notes Payable	—	449
Other non-current liabilities	3,368	3,508
Shareholders’ equity	41,448	38,963
Total liabilities and shareholders’ equity	$66,024	$75,062

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	March 31,	March 31,	March 31,	March 31,
	2023	2022	2023	2022
Sales:
Product	$8,988	$8,217	$23,209	$16,937
Services	4,281	3,764	8,404	7,413
Total sales	13,269	11,981	31,613	24,350

Cost of sales:
Product	6,580	6,265	17,351	13,542
Services	1,699	1,516	3,455	2,994
Total cost of sales	8,279	7,781	20,806	16,536

Gross profit	4,990	4,200	10,807	7,814

Operating expenses:
Engineering and development	858	717	1,694	1,344
Selling, general and administrative	3,895	3,507	7,512	6,890
Total operating expenses	4,753	4,224	9,206	8,234

Operating income (loss)	237	(24)	1,601	(420)

Other income (expense), net	155	185	(115)	227

Income (loss) before income taxes	392	161	1,486	(193)

Income tax expense	71	5	204	17

Net income (loss)	$321	$156	$1,282	$(210)
Net income (loss) attributable to common shareholders	$302	$148	$1,205	$(210)

Net income (loss) per share - basic	$0.07	$0.03	$0.28	$(0.05)
Weighted average shares outstanding – basic	4,391	4,274	4,342	4,237

Net income (loss) per share - diluted	$0.07	$0.03	$0.27	$(0.05)
Weighted average shares outstanding net income - diluted	4,462	4,285	4,395	4,237